Exhibit 99.1

News release

TREX COMPANY REPORTS SECOND QUARTER 2025 RESULTS

Second Quarter Sales Exceeded Guidance Driven by New Product Sales

New Products Accounted for 22% of Trailing Twelve-Month Sales

Third Quarter Revenue Guidance of $295 Million to $305 Million

Full Year 2025 Guidance Reaffirmed at 5% to 7% Revenue Growth and Adjusted EBITDA Margin to Exceed 31%

WINCHESTER, Va. –August 4, 2025– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of wood-alternative decking and railing and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the second quarter of 2025.

Second Quarter 2025 Financial Highlights

➣
Net sales of $388 million
➣
Gross profit of $158 million / Adjusted gross profit of $161 million
➣
Net income of $76 million and diluted earnings per share of $0.71 / Adjusted net income of $79 million and adjusted diluted earnings per share of $0.73
➣
Adjusted EBITDA of $122 million

CEO Comments

“Our prominent position in both the pro channel and home centers enabled Trex to deliver another quarter of sales performance that exceeded expectations,” said Bryan Fairbanks, President and CEO. “This unique positioning is the result of decades of relationship-building with our channel partners and is an integral part of our strategy to market our broad portfolio of Trex-branded products wherever consumers are making their decking and railing choices.

“Product innovation remains central to our long-term strategy, and new products were once again a key contributor to our sales performance. Products launched within the last 36 months represented 22% of second quarter sales, significantly ahead of the 13% contribution in the same period last year. We continue to invest in innovation, which is an important part of Trex Company’s heritage, and look forward to building on our success to-date with the launch of new performance-engineered products in 2026 and 2027.

“Within decking, we recently launched an expanded Trex Select® line, featuring the industry’s first mid-priced decking board with integrated Sun Comfortable™ heat-mitigating technology*, and we are encouraged by the early positive response from consumers. As a market leader, our goal is to provide innovative, high-performing, aesthetically refined outdoor living products – offering consumers a broad portfolio of options across every price point. Our year-to-date railing sales are tracking in line with our goal of achieving double-digit growth in these products in 2025. The momentum we have built this year supports our long-term vision of doubling our market share within the $3 billion railing market over the next five years.

“Sales trends in the second quarter remained consistent with the past six to nine months, reflecting resilient consumer demand for Trex decking led by strong performance in Transcend Lineage®, recent momentum from our expanded mid-priced Select® line, and the continued stable performance of our value-priced offerings. In addition, we continue to see strong demand for our products across the western U.S., where both new and long-standing distributor relationships, as well as dealer conversions, are driving increased market penetration.

“In the first quarter, we began production at our new state-of-the-art plastic processing facility in Arkansas, and the early performance results have been very promising. Production rates and yields are already surpassing our initial expectations, and the facility is helping reduce the need for external material purchases at our decking operations in Virginia and Nevada. Importantly, these production results reaffirm our expectations that, once fully built out, Arkansas will be a model for efficient, vertically integrated, and self-sufficient production. These benefits strengthen our ability to serve our channel partners and position us to capitalize on growth opportunities well into the future. The advanced processing technology used in this new facility will enable us to expand our sourcing of cost-efficient recycled materials, while reinforcing our commitment to sustainability,” Mr. Fairbanks noted.

Second Quarter 2025 Results

Notwithstanding adverse weather conditions, net sales for the second quarter of 2025 increased by 3% year-over-year, totaling $388 million, compared to $376 million in the prior-year period. This increase was driven by the strength of the Trex brand, new product introductions, and increased investments driving national brand awareness across the most relevant traditional and digital platforms. The new “Trex VS” brand campaign launched in early May, and we are exceeding growth expectations on trex.com, samples sold, and new leads. We also launched new trade marketing campaigns and a record number of merchandising tools across dealers and retailers.

Gross profit was $158 million, and gross margin was 40.8%, compared to gross profit of $168 million and gross margin of 44.7% in last year’s second quarter. This decrease was due to our revised inventory strategy to level-load our production facilities, which resulted in lower second quarter production compared to the prior year. Additionally, during the quarter, we recorded costs related to performance refinements to our Enhance® decking boards that required changes to our production process, railing conversion costs, and start-up expenses associated with our Arkansas plastic processing plant, which also contributed to the decrease. Adjusted gross profit, which excludes one-time railing conversion costs of approximately $1.4 million and start-up costs of approximately $1.3 million, was $161 million. The Enhance® decking refinement costs, which have not been adjusted out of gross profit, are now behind us.

Throughout the quarter, we continued to make additional investments in branding resulting in selling, general, and administrative expenses of $56 million, or 14.4% of net sales, compared to $51 million, or 13.6% of net sales, in the second quarter of 2024. Excluding expenses of approximately $1.1 million related to the start-up of recycled plastic processing operations in Arkansas and digital transformation activities, SG&A expenses were $55 million.

Net income was $76 million, or $0.71 per diluted share, compared to $87 million, or $0.80 per diluted share, reported in the second quarter of 2024. Excluding the one-time charges incurred in the second quarter, adjusted net income was $79 million and adjusted diluted earnings per share was $0.73. Adjusted EBITDA was $122 million.

Year-to-Date Results

Year-to-date net sales were $728 million, 3% below the $750 million in the year-ago period. The decrease was due to our revised inventory and level-load production strategies.

Gross profit was $296 million, and gross margin was 40.7%, down from $338 million and 45.0% during the same period in 2024. Adjusted gross profit, which excludes one-time railing conversion costs of approximately $5.3 million and start-up costs of $1.3 million, was $302 million.

Selling, general, and administrative expenses were $112 million, or 15.4% of net sales, compared to $102 million, or 13.6% of net sales, in the year-ago period. Excluding one-time expenses of approximately $2.6 million related to the start-up of recycled plastic processing operations in Arkansas and digital transformation activities, SG&A expenses were $109 million.

Net income year-to-date was $136 million, or $1.27 per share, representing a 23% decrease from the $176 million, or $1.62 per share, reported in the first half of 2024. Excluding one-time charges incurred year-to-date, adjusted net income was $143 million, adjusted diluted earnings per share was $1.33, and adjusted EBITDA was $223 million.

Summary and Outlook

“Our first-half results are aligned with the key assumptions underpinning our full-year 2025 guidance – namely, the continued resilience of the Trex consumer, improved demand for entry-level decking products, and double-digit growth in our railing product sales, all within a Repair and Remodel market that is now projected to be below 2024 levels,” continued Mr. Fairbanks.

“Over the past 18 months, we have advanced several strategic initiatives that have further strengthened our market leadership – most notably, the launch of new decking products featuring our SunComfortable™ technology, the expansion of our industry-leading railing portfolio, and the roll out of our Trex-engineered fastening solutions. These new products, along with our existing portfolio, further establish Trex as a comprehensive, one-stop source for decking, railing, and deck-related hardware – delivering a fully integrated system to builders and consumers.

“Additionally, our revised inventory strategy reduces the volatility typically associated with channel stocking and de-stocking. By level-loading our production, we can better manage inventory cycles, enhance operational efficiency, and reduce volatility in our quarterly results within the context of a seasonal business.

“Currently, less than 5% of our cost of sales is projected to be impacted by tariffs, with the majority related to purchases of aluminum and steel used in our railing and fastener products. We believe we have mitigated a meaningful amount of the impact on our cost of sales through strategic actions such as pre-buying, negotiations, and pricing.

“Looking ahead, we are pleased to reaffirm our full-year 2025 guidance for sales growth of 5% to 7% and adjusted EBITDA margin to exceed 31% amid lower Repair and Remodel spending. We currently expect third quarter sales to range from $295 million to $305 million, and to achieve an estimated 100-basis point sequential expansion in gross margin as the gross margin impact of the Enhance® decking refinement subsides, we begin to realize the seasonal benefits from level-loading, and we gain the efficiencies of our continuous improvement projects. Our guidance for the second half of the year assumes considerable net sales and EBITDA growth as compared to the same period in the prior year.

“Longer term, we are confident in our market leadership position based on our tremendous brand equity, our differentiated channel positioning, our expanded product portfolio, and the partnerships we have built over the years with the industry’s most respected dealers, home centers, contractors, and distributors. Together, we partner every day to bring the highest-quality, performance-driven products to the marketplace,” Mr. Fairbanks concluded.

Second Quarter 2025 Conference Call and Webcast Information

Trex will hold a conference call to discuss its second quarter 2025 results on Monday, August 4, 2025, at 4:30 p.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q25 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures, adjusted gross profit, adjusted net income, adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization (EBITDA), and adjusted EBITDA. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Reconciliation of gross profit (GAAP) to adjusted gross profit (non-GAAP) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
TREX COMPANY, INC.	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Gross profit	$158,132	$168,110	$295,863	$337,721
Railing conversion	1,424	—	5,250	—
Arkansas start-up	1,281	—	1,281	—
Adjusted gross profit	$160,837	$168,110	$302,394	$337,721

Reconciliation of net income (GAAP) to adjusted net income (non-GAAP) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
TREX COMPANY, INC.	2025	2024	2025	2024
	($ in thousands, except per share data)		($ in thousands, except per share data)
Net income	$75,909	$86,998	$136,343	$176,068
Railing conversion	1,424	—	5,250	—
Digital transformation	478	—	931	—
Arkansas start-up^	1,888	—	2,973	—
Income tax effect^^	(982)	—	(2,366)	—
Adjusted net income	$78,717	$86,998	$143,131	$176,068
Diluted earnings per share	$0.71	$0.80	$1.27	$1.62
Adjused diluted earnings per share	$0.73	$0.80	$1.33	$1.62

^Arkansas start-up costs for the three months ended June 30, 2025, were $1,281 in cost of sales and $607 in selling,

general, and administrative expenses. Arkansas start-up costs for the six months ended June 30, 2025, were $1,281 in cost of sales and $1,692 in selling, general, and administrative expenses.

^^Income tax effect calculated using the effective tax rate for the applicable period of 25.9%.

Reconciliation of net income (GAAP) to EBITDA and adjusted EBITDA (non-GAAP) is as follows:

TREX COMPANY, INC.	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	($ in thousands)		($ in thousands)
Net income	$75,909	$86,998	$136,343	$176,068
Interest income	(77)	—	—	(6)
Income tax expense	26,566	29,906	47,719	59,853
Depreciation and amortization	15,807	13,451	30,057	27,606
EBITDA	$118,205	$130,355	$214,119	$263,521
Railing conversion	$1,424	$—	$5,250	$—
Digital transformation	478	—	931	—
Arkansas start-up^	1,888	—	2,973	—
Adjusted EBITDA	$121,995	$130,355	$223,273	$263,521

^Arkansas start-up costs for the three months ended June 30, 2025, were $1,281 in cost of sales and $607 in selling,

general, and administrative expenses. Arkansas start-up costs for the six months ended June 30, 2025, were $1,281 in cost of sales and $1,692 in selling, general, and administrative expenses.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made wood-alternative decking, and railing, as well as a leader in high performance, low-maintenance outdoor living products. Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking** 5 Years in a Row (2021-2025). The Company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 15th consecutive year.

For more information, visit Trex.com. You may also follow Trex on Facebook (Trex company), Instagram (Trex company), X (Trex_Company), LinkedIn (Trex-company), TikTok

(trexcompany), Pinterest (trexcompany) and Houzz (Trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation and tariffs in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

*Although Trex decking products with heat-mitigating technology are designed to be cooler than most other composite decking products of a similar color, on a hot sunny day, it will get hot. On hot days, care should be taken to avoid extended contact between exposed skin and the deck surface, especially with young children and those with special needs.

**2021-2025 DISCLAIMER: Trex received the highest numerical score in the proprietary Lifestory Research 2021-2025 America’s Most Trusted® Outdoor Decking studies. Study results are based on the experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Net sales	$387,801	$376,470	$727,794	$750,105
Cost of sales	229,669	208,360	431,931	412,384
Gross profit	158,132	168,110	295,863	337,721
Selling, general and administrative expenses	55,734	51,206	111,801	101,806
Income from operations	102,398	116,904	184,062	235,915
Interest income	(77)	—	—	(6)
Income before income taxes	102,475	116,904	184,062	235,921
Provision for income taxes	26,566	29,906	47,719	59,853
Net income	$75,909	$86,998	$136,343	$176,068
Basic earnings per common share	$0.71	$0.80	$1.27	$1.62
Basic weighted average common shares outstanding	107,227,128	108,693,887	107,204,024	108,667,028
Diluted earnings per common share	$0.71	$0.80	$1.27	$1.62
Diluted weighted average common shares outstanding	107,296,203	108,810,296	107,290,272	108,803,081
Comprehensive income	$75,909	$86,998	$136,343	$176,068

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$5,523	$1,292
Accounts receivable, net	291,226	88,356
Inventories	141,844	207,282
Prepaid expenses and other assets	14,871	21,978
Total current assets	453,464	318,908
Property, plant and equipment, net	1,000,852	922,868
Operating lease right-of-use (ROU) assets	47,947	52,195
Goodwill and other intangible assets, net	27,262	22,048
Other assets	8,330	8,279
Total assets	$1,537,855	$1,324,298
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$66,925	$61,272
Accrued expenses and other liabilities	100,137	72,879
Accrued warranty	6,848	5,726
Line of credit	245,447	202,600
Total current liabilities	419,357	342,477
Deferred income taxes	56,032	56,032
Operating lease liabilities	37,747	41,979
Non-current accrued warranty	18,903	17,109
Other long-term liabilities	16,560	16,559
Total liabilities	548,599	474,156
Stockholder's Equity:
Preferred stock,$0.01 par value, 3,000,000 shares authorized;	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,178,234 and 141,098,251 shares issued and 107,234,288 and 107,154,305 shares outstanding at June 30, 2025 and December 31, 2024, respectively	1,412	1,411
Additional paid-in capital	150,923	148,153
Retained earnings	1,698,793	1,562,450
Treasury stock, at cost, 33,943,946 shares at June 30, 2025 and December 31, 2024, respectively	(861,872)	(861,872)
Total stockholders' equity	989,256	850,142
Total liabilities and stockholders' equity	$1,537,855	$1,324,298

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Six Months Ended June 30,
	2025	2024
	(unaudited)
Operating Activities
Net income	$136,343	$176,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,057	27,606
Deferred Income Taxes	—	(5,212)
Stock-based compensation	5,247	6,992
Loss on disposal of property, plant and equipment	8	2,262
Other non-cash adjustments	234	243
Changes in operating assets and liabilities:
Accounts receivable	(202,870)	(228,901)
Inventories	65,439	(41,769)
Prepaid expenses and other assets	6,816	(850)
Accounts payable	23,377	35,768
Accrued expenses and other liabilities	24,802	28,688
Income taxes receivable/payable	6,286	18,746
Net cash provided by operating activities	95,739	19,641

Investing Activities
Expenditures for property, plant and equipment	(126,275)	(73,202)
Purchased intangibles	(4,901)
Proceeds from sales of property, plant and equipment	189	106
Net cash used in investing activities	(130,987)	(73,096)

Financing Activities
Borrowings under line of credit	534,047	438,300
Principal payments under line of credit	(491,200)	(380,800)
Repurchases of common stock	(4,008)	(5,570)
Proceeds from employee stock purchase and option plans	634	738
Financing costs	6	—
Net cash provided by financing activities	39,479	52,668
Net increase (decrease) in cash and cash equivalents	4,231	(787)
Cash and cash equivalents at beginning of period	1,292	1,959
Cash and cash equivalents at end of period	$5,523	$1,172

Contacts:

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com